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                                  EXHIBIT 10.1

              BELDEN CDT INC. ANNUAL CASH INCENTIVE PLAN (SUMMARY)

The Belden CDT Inc. Annual Cash Incentive Plan provides for an annual bonus. The bonus criteria for the CEO and the other executive officers are based on earnings per share from continuing operations (67%) and working capital as a percentage of revenues (33%).

The Compensation Committee establishes the performance goals at the beginning of the year. The Company's overall financial performance determines the size of the bonus pool to be distributed to the members of management participating in the program. The annual incentive bonuses are calculated by the Committee as a percentage of the management members' base salary midpoint.